FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

1.   Name and Address of Reporting Person

     David J. Kronenberg
     -------------------
     7944 E. Beck Lane, Suite 200
     ----------------------------
     Scottsdale, AZ 85260
     --------------------

2.   Issuer Name and Ticker or Trading Symbol

     Energy Producers, Inc. (EGPI)
     -----------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year

     August, 2002
     ------------

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

        X     Director                              X     10% Owner
      -----                                      ------

              Officer (give title below)                  Other (specify below)

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                             Amount of
                                                             Securities
                                                             Beneficially       Ownership
                Trans-      Securities Acquired (A) or       Owned at           Form:             Nature of
Title of        action          Disposed of (D)              End of             Direct (D) or     Beneficial
Security        Date        Amount  (A)or(D)   Price         Month              Indirect (I)      Ownership
--------        ----        ------  --------   -----         -----              ------------      ---------
Common Stock    6/10/02      6,000     A         0            6,000              I                Partnership


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti  Transa  Number of       Date,           Title and     Price of    Number      Owners     Nature
Derivative  ion or     on Date    ction   Derivative      Excersiable     Amount of     Derivative  of          hip of     of
Security    Exercise   (Month/D   Code    Securities      and Expiration  Underlying    Security    Deriv-      Derivative Indirect
            Price of   ay/Year)           Acquired (A)    Date            Securities                ative       Security   Benefici-
            Derivati                      or Disposed of                                            Securities  Direct (D) al
            ve                            (D)                                                       Benefic-    or         Ownership
            Security                                                                                ially Owned Indirect
                                                                                                    at End      (I)
                                                                                                    of Month
                                          (A)     (D)     Date    Expir-  Title Amount
                                                          Exercis ation         or
                                                          able    Date          Number

None




Explanation of Responses:

                                /s/ David J. Kronenberg                  8/17/02
                                ------------------------------------------------
                                **Signature of Reporting Person             Date